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                                                                    EXHIBIT 99.2


         On March 24, 2000, Enter Tech Corporation issued the following press release:

COMPANY PRESS RELEASE

ENTER TECH CORPORATION ANNOUNCES SUBSCRIPTION AGREEMENT FOR $10 MILLION PRIVATE PLACEMENT OF RESTRICTED COMMON STOCK LOVELAND, Colo.--(BUSINESS WIRE)--March 24, 2000--Enter Tech Corporation (OTCBB:ENTR - news) is pleased to announce the signing of a Subscription Agreement whereby Reserve Foundation Trust is to purchase 6 million restricted shares of Enter Tech common stock for $10 million, provided that all conditions to the purchase closing are fulfilled.

According to the terms, the full transfer of funds is to be completed by May 1, 2000, if the closing conditions are satisfied. Demand registration rights after January 1, 2001, and piggyback registration rights are to be granted to Reserve Foundation Trust. Interim debt financing in the total amount of $250,000 is also to be provided by Reserve Foundation Trust at the rate of $50,000 per week for 5 weeks. The first $50,000 funding disbursement was made on March 23, 2000. This debt is to be repaid upon final funding of the private placement. This initial infusion is to fund the anticipated expansion requirements for Shopping Mall Online, Inc., which Enter Tech recently acquired, and the business needs related to the planned acquisition of Wave Power Corporation. A non-binding letter of intent, which contemplates the acquisition of 80% of Wave Power for approximately 5 million restricted shares of Enter Tech common stock, was signed with Wave Power on February 8, 2000, and the companies are now performing due diligence evaluations. The Reserve Foundation Trust financing is contingent upon the completion of the Wave Power acquisition and that the Enter Tech's annual report on Form 10-K or 10-KSB for the year ended December 31, 1999, be filed with the SEC by May 1, 2000.

"This agreement is expected to be the catalyst for deploying all of the planned e-commerce strategies we have developed and should enable Enter Tech Corporation to move more aggressively ahead. With the proposed acquisition of Wave Power Corporation and the completed acquisition of Shopping Mall Online, we continue to make progress on our strategic plan to become an e-commerce powerhouse," said Sam Lindsey, President of Enter Tech. "We are very excited about the relationship we have developed with Reserve Foundation Trust and believe that this is the beginning of a long-term association that we expect to be exciting and beneficial and present new opportunities as we move forward."


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About Enter Tech

Enter Tech was formed in 1998 to bring new technologies to the market. Since inception, Enter Tech has been involved in developing Internet shopping kiosks and intends to continue to search for synergistic ways to utilize the kiosk technology in conjunction with traditional malls and the proposed I-mall, Shopping Mall Online, Inc.

To learn more about Enter Tech, contact Dale Kreiser with Integrity Capital toll free at 877-318-1819 or via E-mail: dale@integritycapital.net.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Enter Tech Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned acquisitions of operating companies, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed or implied in any forward-looking statements made by or on behalf of Enter Tech Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, expected benefits from acquisitions of any operating companies, dependence on existing management, financing activities, technological developments and consumer preferences in the e-commerce industry, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors.

Contact:

     For Enter Tech Corporation
     Investor Relations Contact
     Integrity Capital
     Dale Kreiser, 877/318-1819
     E-Mail: dale@integritycapital.net
     Internet: www.integritycapital.net